UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2005

SPRINT CORPORATION

(Exact name of Registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6200 Sprint Parkway, Overland Park, Kansas	66251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800) 829-0965

(Former name or former address, if changed since last report)

P. O. Box 7997, Shawnee Mission, Kansas 66207-0997

(Mailing address of principal executive offices)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 7, 2005, Sprint Corporation (“Sprint”) entered into an employment agreement with Daniel R. Hesse pursuant to which Mr. Hesse will serve as Chief Executive Officer of Sprint’s Local Telecommunications Division (the “LTD Business”) commencing on such date and terminating on June 30, 2008, subject to earlier termination or extension. Mr. Hesse will serve as the Chief Executive Officer and President of the LTD Business after the anticipated spin-off from Sprint.

Under the terms of the agreement, Mr. Hesse is entitled to an initial annual base salary of $900,000, is eligible for an annual target bonus opportunity of not less than 120% of his base salary and a maximum bonus payout of 200% of his annual target bonus opportunity. For 2005, Mr. Hesse is entitled to a minimum annual bonus of $1,050,000, pro-rated for his actual service with the LTD Business, and is eligible for all employee benefits made available generally to other senior executive officers of Sprint designated to join the LTD Business. Under the terms of the agreement, Mr. Hesse is required to relocate promptly to the greater Kansas City metropolitan area.

Under his employment agreement, Mr. Hesse is entitled to a sign-on bonus of $600,000, and will receive an initial grant of options to purchase 408,000 shares of FON common stock (“Initial Options”), at an exercise price equal to the fair market value on the grant date and an initial grant of 157,000 restricted stock units relating to shares of FON common stock (“Initial RSUs”).

The Initial Options will vest in 25% tranches on the first four anniversaries of the grant date, subject to Mr. Hesse’s continued employment. The Initial RSUs will vest on the third anniversary of the grant date, subject to Mr. Hesse’s continued employment.

The first annual long-term equity award made to Mr. Hesse in 2006 will be made not later than the earlier of (1) December 31, 2006 and (2) the first to occur of the termination of Mr. Hesse’s employment (a) without cause, (b) for good reason or (c) for constructive discharge, and will have a grant date value of $7,000,000, subject to Mr. Hesse’s continued employment through the earlier of (A) the date on which such grants are made to other executives designated to join the LTD Business and (B) March 15, 2006.

Consistent with Sprint’s standard stock compensation programs, the Initial Options and Initial RSUs and the first annual awards noted above will vest prior to the indicated vesting dates in the event of his death or disability.

In the event Mr. Hesse’s employment with Sprint is terminated, either by Sprint without cause or by Mr. Hesse for “good reason” (which would include Sprint’s abandonment of the contemplated spin-off of the LTD Business), consistent with Sprint’s executive severance policy, Mr. Hesse will receive his pro-rata annual bonus for the year of termination, and a monthly severance benefit for 18 months equal to 1/12th of the sum of his annual base salary and his target annual bonus opportunity (such benefits will be paid over 24 months if the termination occurs during the 24-month period following a change in control, as defined in the agreement). In addition, in the event of any such termination, the Initial Options and Initial RSUs, as well as the first annual long-term equity award discussed above, will continue to vest during the severance period; the Initial Options and Initial RSUs will vest fully at the end of the severance period; and the first annual award will vest fully at the end of the severance period if such termination is within the 24-month period following a change in control or within two months following the abandonment of the spin-off of the LTD Business.

The vesting of Mr. Hesse’s equity awards discussed above will not be subject to the provisions of Sprint’s equity incentive plan limiting accelerated vesting in connection with a change of control if such vesting would result in limitations on deductibility under Section 280G of the Internal Revenue Code. In the event Mr. Hesse receives any payments deemed contingent on a change in control and if any excise tax is imposed on him by Section 4999 of the Internal Revenue Code as a result of a change in control, Sprint, as an exception to Sprint’s executive severance policy, will provide him an additional payment to reimburse him for the excise tax.

Under the agreement, Mr. Hesse has agreed to certain covenants relating to competition, confidentiality, non-solicitation, non-disparagement and cooperation, his material and willful breach of which would result in forfeiture of his rights to any unpaid severance benefits and all of his equity-based awards described above that are then outstanding.

The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

A copy of Sprint’s press release announcing Mr. Hesse’s appointment as Chief Executive Officer of Sprint’s Local Telecommunications Division is attached as Exhibit 99 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibits

10.1	Employment Agreement dated as of June 7, 2005 by and among Sprint Corporation, Sprint/United Management Company and Daniel R. Hesse.

99	Press Release announcing appointment of Daniel R. Hesse as Chief Executive Officer of Sprint’s Local Telecommunications Division.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SPRINT CORPORATION

Date: June 10, 2005	By:	/s/ Michael T. Hyde
Michael T. Hyde, Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description	Page

10.1	Employment Agreement dated as of June 7, 2005 by and among Sprint Corporation, Sprint/United Management Company and Daniel R. Hesse.

99	Press Release announcing appointment of Daniel R. Hesse as Chief Executive Officer of Sprint’s Local Telecommunications Division.